EXHIBIT 4.1
EUR €30,000,000 ADDITIONAL FACILITY AI2 ACCESSION AGREEMENT

To:	The Bank of Nova Scotia as Facility Agent and Security Agent

From:
The persons listed in Schedule 1 to this Additional Facility AI2 Accession Agreement (the Additional Facility AI2 Lenders), such defined term to include any lender which becomes a New Lender in respect of Facility AI2, by the execution by the Facility Agent of a Novation Certificate substantially in the form of Schedule 3 to this Additional Facility AI2 Accession Agreement)

Date:    19 November 2014
UPC Broadband Holding B.V. (formerly known as UPC Distribution Holding B.V) - €1,072,000,000 Term Credit Agreement dated 16 January 2004 as amended from time to time (the Credit Agreement)

1.	In this Additional Facility AI2 Accession Agreement:
Additional Facility AI Accession Agreement means the €1,016,150,000 additional facility accession agreement dated 14 May 2013 between, among others, UPC Financing as Borrower, The Bank of Nova Scotia as Facility Agent and Security Agent and the lenders defined in Schedule 1 thereto.
Facility AI Advance has the meaning give to that term in the Additional Facility AI Accession Agreement.
Facility AI2 means the €30,000,000 redrawable term loan facility made available under this Agreement.
Facility AI2 Advance means a Euro denominated advance made to UPC Financing by the Additional Facility AI2 Lenders under Facility AI2.
Facility AI2 Commitment means, in relation to an Additional Facility AI2 Lender, the amount in Euros set opposite its name under the heading "Facility AI2 Commitment" in Schedule I to the counterpart of this Additional Facility Accession Agreement executed by that Additional Facility AI2 Lender, to the extent not cancelled, transferred, or reduced under the Credit Agreement
Total Additional Facility AI2 Commitment means, at any time, the aggregate of the Facility AI2 Commitments.

2.
Unless otherwise defined in this Additional Facility AI2 Accession Agreement, terms defined in the Credit Agreement shall have the same meaning in this Additional Facility AI2 Accession Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Agreement as though they were set out in full in this Additional Facility AI2 Accession Agreement.

3.	We refer to Clause 2.2 (Additional Facilities) of the Credit Agreement.

4.
This Additional Facility AI2 Accession Agreement will take effect on the date on which the Facility Agent notifies UPC Broadband and the Additional Facility AI Lenders that it has received the documents and evidence set out in Schedule 2 to this Additional Facility AI Accession Agreement, in each case in form and substance satisfactory to it or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Facility Agent on behalf of the Additional Facility AI2 Lenders (the Effective Date).

5.	We, the Additional Facility AI2 Lenders, agree:

(a)	to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.2 (Additional Facilities) of the Credit Agreement; and

(b)
to become party to the Security Deed as Lenders and to observe, perform and be bound by the terms and provisions of the Security Deed in the capacity of Lenders in accordance with Clause 9.3 (Transfers by Lenders) of the Security Deed.

6.
The Additional Facility Commitment in relation to an Additional Facility AI2 Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Facility AI2 Commitment.

7.	Any interest due in relation to Facility AI2 will be payable on the last day of each interest Period in accordance with Clause 8 (Interest) of the Credit Agreement.

8.
The Additional Facility Availability Period for Facility AI2 shall be the period from and including the Effective Date up to and including the date falling one month before the Final Maturity Date in respect of Facility AI2.

9.
Facility AI2 shall comprise a committed redrawable term loan facility which shall (subject to paragraph 10 below) be capable of being reborrowed in relation to any sums that are prepaid in accordance with Clause 7.10(d) (Miscellaneous provisions) of the Credit Agreement.

10.
UPC Financing shall not deliver a Request in relation to Facility AI2 if as a result of the proposed Request the aggregate of the number of outstanding Advances under Facility AI and Facility AI2 would be more than 10 Advances.

11.	The Facility AI2 Advances will be used for general corporate purposes and working capital purposes, including the repayment or prepayment of existing indebtedness.

12.	The Final Maturity Date in respect of this Facility AI2 will be 30 April 2019.

13.	The outstanding Facility AI2 Advances will be repaid in full on the Final Maturity Date.

14.	The Margin in relation to Facility AI2 is 3.25 per cent. per annum.

15.	The Borrower in relation to Facility AI2 is UPC Financing.

16.
The Borrower shall pay to the Facility Agent for distribution to each Additional Facility AI2 Lender in accordance with Clause 20.1(b) (Commitment fee) of the Credit Agreement a commitment fee in an amount equal to 1.30 per cent. per annum of the undrawn uncancelled portion of the Total Additional Facility AI2 Commitment. Such commitment fee shall be calculated and shall accrue on a daily basis and shall be payable on the Effective Date and thereafter, on each quarter date on which the commitment fee under paragraph 16 of the Additional Facility AI Accession Agreement is payable.

17.
The interest rate for Facility AI2 will be calculated in accordance with Clause 8.1 (Interest rate) of the Credit Agreement, being the sum of EURIBOR, the applicable Margin and the Mandatory Costs. For the avoidance of doubt, each party to this Agreement accepts and acknowledges that EURIBOR has the meaning given to it under Clause 1.1 (Definitions) of the Credit Agreement.

18.

(a)	This Additional Facility AI2 Accession Agreement constitutes a further Additional Facility AI Accession Agreement as referred to in paragraph 18 of the Additional Facility AI Accession Agreement.

(b)
It is the intention of the parties that Facility AI be upsized by the amount of this Facility AI2 in accordance with this paragraph 18 and the terms of the Additional Facility AI Accession Agreement under which Facility AI is made available and that, on and from the Effective Date, this Facility AI2 and Facility AI shall constitute one single Additional Facility for the purposes of the Credit Agreement.

19.

(a)
Provided that any upsizing of Facility AI2 permitted under this paragraph will not breach any term of the Credit Agreement, Facility AI2 may be upsized by any amount, by the signing of one or more further Additional Facility AI2 Accession Agreements, that specify (along with the other terms specified therein) UPC Financing as the sole Borrower and which specify Additional Facility AI2 Commitments denominated in euros, to be drawn in Euros, with the same Final Maturity Date, Commitment Fee and Margin as specified in this Additional Facility AI2 Accession Agreement.

(b)
For the purposes of this paragraph 19 (unless otherwise specified), references to Additional Facility AI2 Lenders and Facility AI2 Advances shall include Lenders and Advances made under any such further and previous Additional Facility AI2 Accession Agreement.

(c)
Where any Facility AI2 Advance has not already been consolidated with any other Facility AI2 Advance, on the last day of any Interest Period for that unconsolidated Facility AI2 Advance, that unconsolidated Facility AI2 Advance will be consolidated with any other consolidated Facility AI2 Advances which has an Interest Period ending on the same day as that unconsolidated Facility AI2 Advance, and all such Facility AI2 Advances will then be treated as one Advance.

20.
For the purposes of any amendment or waiver (including with respect to any existing Default or Event of Default) that may be sought by UPC Broadband and UPC Financing under the Credit Agreement on or after the date of this Additional Facility AI2 Accession Agreement, the Additional Facility AI2 Lenders hereby consent to any and all of the following (and this Agreement shall constitute each Additional Facility AI2 Lenders' irrevocable and unconditional written consent for the purposes of Clause 25 of the Credit Agreement without any further action required on the part of any Party):

(a)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to reduce the percentage specified in the definition of "Majority Lenders" in Clause 1.1 of the Credit Agreement from 66% per cent. to a percentage that is not less than 50.1 per cent. (for any or all purposes under the Credit Agreement or any other Finance Document);

(b)
any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to provide that, for purposes of measuring EBITDA in connection with any acquisition or similar transaction, EBITDA shall be calculated on a pro forma basis, as determined in good faith by a responsible financial or accounting officer of the Borrower, to give effect to anticipated expense and cost reductions;

(c)	any amendment, waiver or other modification to the Credit Agreement or any other Finance Document to revise the change of control provisions in Clause 7.4 of the Credit Agreement as follows:
(i)        delete Clause 7.4(a)(i) of the Credit Agreement;
(ii)     in Clause 7.4(a)(ii) of the Credit Agreement;

(A)	replace all references to "UGCE Inc." with "Liberty Global Europe Financing BV"; and
(B)     delete the words "and economic"; and
(iii) permit the distribution or other transfer of UPC Broadband Holdco and its Subsidiaries or a Holding Company of UPC Broadband Holdco to Liberty Global Corporation Limited (to be re-registered as a public limited company and which may, in addition, be renamed) (the Ultimate Parent) or a first-tier or second-tier Subsidiary of the Ultimate Parent through one or more mergers, transfers, consolidations or other similar transactions (the Reorganization), without the Reorganization being deemed to trigger a Change of Control and, upon such Reorganization, the Change of Control reference entity referred to in Clause 7.4(a)(ii) of the Credit Agreement will be replaced with the direct Subsidiary of the Ultimate Parent (or, if the distribution or other transfer pursuant to the Reorganization is to a second-tier Subsidiary of the Ultimate Parent, such second-tier Subsidiary); and

(d)
any consequential amendment, waiver or other modification to the Credit Agreement or any other Finance Document arising as a direct result of the changes envisaged in subclause (a) to (c) of this Clause 20;

The Additional Facility AI2 Lenders hereby waive receipt of any fee in connection with the foregoing consent, notwithstanding that other consenting Lenders under the Credit Facility may be paid a fee in consideration of such Lenders' consent to any or all of the foregoing amendments, waivers or other modifications.

21.
We hereby acknowledge and agree that the Facility Agent may, but shall not be required to, send us any further formal amendment request in connection with all, or any of the proposed amendments set out under paragraph 20 above and the Facility Agent shall be authorised to consent on our behalf, as a Lender under one or more Additional Facility, to any such proposed amendments set out under paragraph 20 above, and such consent shall be taken into account in calculating whether the Majority Lenders, or the relevant requisite Lenders, have consented to the relevant amendments and/or waiver to the Agreement in accordance with clause 25 (Amendments and Waivers) of the Agreement.

22.
Each of UPC Broadband and UPC Financing confirms, on behalf of themselves and each other Obligor that the representations and warranties set out in Clause 15 (Representations and Warranties) of the Credit Agreement (with the exception of Clauses 15.6(a) (Consents), 15.10 (Financial condition), 15.12 (Security Interests), 15.13(b) (Litigation and insolvency proceedings), 15.14 (Business Plan), 15.15 (Tax liabilities), 15.16 (Ownership of assets), 15.18 (Works Council), 15.19 (Borrower Group Structure), 15.20 (ERISA), 15.24 (UPC Financing) and 15.25 (Dutch Banking Act)) are true and correct as if made at the Effective Date with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Additional Facility AI2 Accession Agreement.

23.
UPC Broadband further represents and warrants on the Effective Date that the execution and delivery by it of this Additional Facility AI2 Accession Agreement and the performance of the transactions contemplated by this Additional Facility AI2 Accession Agreement will not violate any agreement or instrument to which UPC Holding is a party or binding upon UPC Holding or any member of the Borrower Group or any assets of UPC Holding or any member of the Borrower Group's assets, where such violation would or is reasonably likely to have a Material Adverse Effect.

24.	Each Additional Facility AI2 Lender confirms to each Finance Party that:

(a)
it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Finance Party in connection with any Finance Documents; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

25.
Each of the Additional Facility AI2 Lenders agrees that without prejudice to Clause 26.3 (Procedure for novations) of the Credit Agreement, each New Lender (as defined in either Novation Certificate referred to below) shall become, by the execution by the Facility Agent of a Novation Certificate substantially in the form of Schedule 3 to this Additional Facility AI2 Accession Agreement, bound by the terms of this Additional Facility AI2 Accession Agreement as if it were an original party hereto as an Additional Facility AI2 Lender and shall acquire the same rights, grant the same consents and assume the same obligations towards the other parties to this Additional Facility AI2 Accession Agreement as would have been acquired, granted and assumed had the New Lender been an original party to this Additional Facility AI2 Accession Agreement as an Additional Facility AI2 Lender.

26.
The Facility Office and address for notices of each Additional Facility AI2 Lender for the purposes of Clause 32.2 (Addresses for notices) of the Credit Agreement will be that notified by each Additional Facility AI2 Lender to the Facility Agent.

27.	This Additional Facility AI2 Accession Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

28.
This Additional Facility AI2 Accession Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Additional Facility AI2 Accession Agreement by e mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Additional Facility AI2 Accession Agreement.

SCHEDULE I
ADDITIONAL FACILITY AI2 LENDERS AND COMMITMENTS

Additional Facility AI2 Lender	Facility AI2 Commitment (€)

Crédit Industriel et Commercial	30,000,000
Total	30,000,000

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

1.	Constitutional Documents

(a)
A copy of the constitutional documents of each Obligor (other than UPC Financing) and the partnership agreement of UPC Financing or, if the Facility Agent already has a copy, a certificate of an authorised signatory of the relevant Obligor confirming that the copy in the Facility Agent's possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Additional Facility AI2 Accession Agreement.

(b)	An extract of the registration of each Obligor established in the Netherlands in the trade register of the Dutch Chamber of Commerce.

2.	Authorisations

(a)
A copy of a resolution of the board of managing and, to the extent applicable, board of supervisory directors (or equivalent) and, to the extent that a shareholders' resolution is required, a copy of the shareholders' resolution of each Obligor:

(i)
approving the terms of and the transactions contemplated by this Additional Facility AI2 Accession Agreement and (in the case of each of UPC Broadband and UPC Financing) resolving that it execute the same (and, in the case of the Guarantors and the Charging Entities (as defined in the Security Deed) resolving that it execute the confirmation described at paragraph 4(a) below; and

(i)
(in the case of UPC Broadband and UPC Financing) authorising the issuance of a power of attorney to a specified person or persons to execute this Additional Facility AI2 Accession Agreement on its behalf and (in the case of the Guarantors and the Charging Entities (as defined in the Security Deed)) authorising the issuance of a power of attorney to a specified person or persons to execute the confirmation described in paragraph 4(a) below.

(b)
A specimen of the signature of each person authorised pursuant to its constitutional documents or to the power of attorney referred to in paragraph (a) above to sign this Additional Facility AI2 Accession Agreement or the confirmation described in paragraph 4(a) below (as appropriate).

(c)
A certificate of an authorised signatory of UPC Broadband, each Guarantor and each Charging Entity certifying that each copy document specified in this Schedule and supplied by UPC Broadband, each Guarantor and each Charging Entity is correct, complete and in full force and effect as at a date no earlier than the date of this Additional Facility AI2 Accession Agreement.

(d)
A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified UPC Broadband is necessary in connection with the entry into and performance of, and the transactions contemplated by, this Additional Facility AI2 Accession Agreement or for the validity and enforceability of this Additional Facility AI2 Accession Agreement.

3.	Legal opinions

(a)	A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)	A legal opinion of Allen & Overy LLP, Dutch legal advisers to the Facility Agent, addressed to the Finance Parties.

(c)	A legal opinion of Allen & Overy LLP, New York legal advisers to the Facility Agent, addressed to the Finance Parties.

4.	Other documents

(a)
Confirmation (in writing) from (i) each of the Guarantors that its obligations under Clause 14 (Guarantee) of the Credit Agreement and (ii) each of the Charging Entities (as defined in the Security Deed) that the Security Interests granted to the Beneficiaries pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of Facility AI2 and that such obligations shall be owed to each Finance Party including the Additional Facility AI2 Lenders.

SCHEDULE 3
NOVATION CERTIFICATE

To:	The Bank of Nova Scotia as Facility Agent and UPC Financing as Borrower

From:	[THE EXISTING LENDER] and [THE NEW LENDER]
Date:    [ ]
UPC Broadband Holding B.V.- €1,072,000,000 Term Credit Agreement dated 16 January, 2004 as amended from time to time (the Credit Agreement)
We refer to:
(a)Clause 26.3 (Procedure for novations) of the Credit Agreement;
(a)    Clause 9.3 (Transfers by the Lenders) of the Security Deed; and

(b)
the Accession Agreement dated [•], pursuant to which a EUR €30,000,000 redrawable term loan facility is being made available to the Borrower as an Additional Facility (Additional Facility AI2) under the Credit Agreement (the Additional Facility AI2 Accession Agreement).

Terms defined in the Credit Agreement or, if not defined in the Credit Agreement, the Additional Facility AI Accession Agreement, have the same meaning in this Novation Certificate.

1.
We [●] (the Existing Lender) and [●] (the New Lender) agree to the Existing Lender and the New Lender novating all the Existing Lender's rights and obligations referred to in the Schedule on and from the Effective Date in accordance with Clause 26.3 (Procedure for novations) of the Credit Agreement and clause 9.3 (Transfers by the Lenders) of the Security Deed.

2.
The New Lender confirms that it is bound by the terms of the Additional Facility AI2 Accession Agreement as if it were an original party thereto as an Additional Facility AI2 Lender and shall acquire the same rights grant the same consents and assume the same obligations towards the other parties to this Agreement as would have been acquired, granted and assumed had the New Lender been an original party to the Additional Facility AI2 Accession Agreement as an Additional Facility AI2 Lender.

3.	For the purposes of this Novation Certificate, "Effective Date" means the date on which the Facility Agent countersigns this certificate.

4.	The Facility Office and address for notices of the New Lender for the purposes of Clause 32.2 (Addresses for notices) are set out in the Schedule.

5.
This Novation Certificate may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Novation Certificate by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Novation Certificate.

6.	This Novation Certificate is a Finance Document and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE
Rights and obligations to be novated
EXISTING LENDER
Existing Lender's Commitment under Additional Facility AI2: EUR € [•]
Assignee: New Lender

[New Lender]
[Facility Office         Address for notices for administrative purposes
Address for notices for credit purposes]

[The Existing Lender], as the Existing Lender
By:

Name:

Title:

[The New Lender], as the New Lender
By:

Name:

Title:

UPC BROADBAND HOLDING B.V., as Obligors agent

By:

Name:

Title:

THE BANK OF NOVA SCOTIA, as Facility Agent

By:

Name:

Title:

Date:

The Facility Agent confirms that the Effective Date is the date on which it countersigns this Novation Certificate.

SIGNATORIES
THE BANK OF NOVA SCOTIA as Facility Agent
By: Authorized Signatory

THE BANK OF NOVA SCOTIA as Security Agent
By: Authorized Signatory

(Signature Page to AI2 Accession Agreement)

UPC BROADBAND HOLDING B.V

By: Authorized Signatory

By: Authorized Signatory

(Signature Page to AI2 Accession Agreement)

UPC FINANCING PARTNERSHIP

By: Authorized Signatory

By: Authorized Signatory

(Signature Page to AI2 Accession Agreement)

ADDITTIONAL FACILITY AI2 LENDERS
CRÉDIT INDUSTRIEL ET COMMERCIAL
By: Authorized Signatory

(Signature Page to AI2 Accession Agreement)